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Exhibit 10.5

MANAGEMENT SERVICES AGREEMENT

dated as of February 14, 2006

among

LINENS 'N THINGS, INC.,

LINENS HOLDING CO.,

APOLLO MANAGEMENT V, L.P.,

NRDC LINENS B LLC

and

SILVER POINT CAPITAL FUND INVESTMENTS LLC

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT is dated as of February 14, 2006 (this "Agreement") among Linens 'n Things, Inc., a Delaware corporation ("Linens"), Linens Holding Co., a Delaware corporation formerly known as Laundry Holding Co. ("Holding" and, together with Linens, the "Companies"), Apollo Management V, L.P., a Delaware limited partnership (together with its affiliates, "Apollo"), NRDC Linens B LLC, a Delaware limited liability company ("NRDC"), and Silver Point Capital Fund Investments LLC, a Delaware limited liability company ("Silver Point" and, together with Apollo and NRDC, the "Managers").

        WHEREAS, Holding has on the date hereof consummated the acquisition of Linens (the "Acquisition") pursuant to that certain Agreement and Plan of Merger dated as of November 8, 2005 (the "Merger Agreement") among Holding, Laundry Merger Sub Co. and Linens;

        WHEREAS, reference is hereby made to those certain letter agreements dated as of November 8, 2005 among the Companies and each of Apollo (the "Apollo Commitment Letter"), NRDC Real Estate Advisors I LLC, an affiliate of NRDC (the "NRDC Commitment Letter") and Silver Point (the "Silver Point Commitment Letter" and together with the Apollo Commitment Letter and the NRDC Commitment Letter, the "Commitment Letters"); and

        WHEREAS, this Agreement has been approved by the each of the Companies' board of directors.

        NOW, THEREFORE, in consideration of their mutual promises made herein, and for other good and valuable consideration, receipt of which is hereby acknowledged by each party, the parties, intending to be legally bound, hereby agree as follows:

1.    Retention of Services.

        1.1    General Services.    Subject to the terms and conditions hereof, Apollo hereby agrees, at the Companies' request, to provide investment banking, management, consulting and financial planning services to the Companies on an ongoing basis in connection with the operation and growth of the Companies and their subsidiaries in the ordinary course of their businesses during the term of this Agreement (the "General Services").

        1.2    Real Estate Services.    Subject to the terms and conditions hereof, NRDC hereby agrees, at the Companies' request, to provide real estate services to the Companies (the "Real Estate Services"), including without limitation to advise in connection with the opening of new stores and temporary or seasonal locations and the closing or relocation of stores, and cooperation and consultation with the Companies in order to assist the Companies in developing their real estate plan and strategy.

        1.3    Major Transaction Services.    Subject to the terms and conditions hereof, Apollo hereby agrees, at the Companies' request, to provide financial advisory and investment banking services to the Companies in connection with major financial transactions that may be undertaken by the Companies or their subsidiaries from time to time in the future (the "Major Transaction Services"). The scope of the Major Transaction Services shall be such as reasonably requested by the Companies and agreed to by Apollo from time to time.

2.    Compensation.

        2.1    General Services Fee.    In consideration of the General Services, the Companies shall pay Apollo an annual fee payable in cash equal to $1,500,000 (as such may be adjusted hereunder, the "Apollo Annual Fee"); provided, however, that in the event that (a) NRDC enters into a real estate services agreement with one or both of the Companies, (b) NRDC receives any payments or other compensation (other than the NRDC Annual Fee and other than pursuant to Section 2.6 hereof), whether directly or indirectly, in connection with providing the Real Estate Services or (c) NRDC fails to contribute its Commitment (as defined in the NRDC Equity Commitment Letter), then the Apollo Annual Fee shall be increased by $500,000.

        2.2    Real Estate Services Fee.    In consideration of the Real Estate Services, the Companies shall pay NRDC an annual fee payable in cash equal to $500,000 (as such may be adjusted hereunder, the

"NRDC Annual Fee" and together with the Apollo Annual Fee, the "Annual Fees"); provided, however, that in the event that (a) NRDC or an affiliate thereof enters into a real estate services agreement with one or both of the Companies, (b) NRDC or an affiliate thereof receives any payments or other compensation (other than the NRDC Annual Fee and other than pursuant to Section 2.6 hereof), whether directly or indirectly, in connection with providing the Real Estate Services or (c) NRDC or an affiliate thereof fails to contribute its Commitment (as defined in the NRDC Equity Commitment Letter), then the Companies shall have no obligation to pay to NRDC, and NRDC shall have no right to receive, the NRDC Annual Fee. In furtherance of the immediately preceding clause (b), NRDC hereby agrees to provide the Companies with written notice of the amount of such payments or compensation, the person providing such and the reason provided promptly, and in any event within five business days following receipt thereof or agreement with respect thereto.

        2.3    Payment of Annual Fees.    The Annual Fees shall be payable by the Companies in equal monthly installments in advance, on the first business day of each month commencing on the first such day following the date hereof, without regard to the amount of services actually performed by any Manager.

        2.4    Major Transaction Services Fee.    In consideration of any Major Transaction Services provided by Apollo from time to time, the Companies shall pay Apollo fees as agreed by Apollo and the Companies; provided, however, that, notwithstanding Section 6.6 hereof, such fees shall be subject to the approval of a majority of the disinterested directors of Holding.

        2.5    Transaction Fee.    In connection with the services provided to the Companies in connection with Acquisition and the transactions contemplated by, and pursuant to the terms of, the Merger Agreement, the Companies agree to pay to the Managers a transaction fee in the aggregate amount of $15,000,000 (the "Transaction Fee"), plus reimbursement to Apollo of out-of-pocket expenses incurred by Apollo in connection with the services provided in connection with the Acquisition and the transactions contemplated by, and pursuant to the terms of, the Merger Agreement. The transaction fee and all out-of-pocket expenses to be paid pursuant to this Section 2.5 shall be earned upon the Closing (as such term is defined in the Merger Agreement) and shall be payable in cash in accordance with the following: (a) to Apollo, $10,120,500 (the "Apollo Transaction Fee"), plus reimbursement of Apollo's of out-of-pocket expenses; (b) to NRDC, $3,373,500 (the "NRDC Transaction Fee"); and (c) to Silver Point, $1,506,000 (the "Silver Point Transaction Fee" and together with the Apollo Transaction Fee and the NRDC Transaction Fee, the "Transaction Fees"); provided, however, that in the event NRDC (or an affiliate thereof) or Silver Point or both fails to contribute to Linens Investors, LLC their respective Commitments, the Companies shall have no obligation to pay to such Manager or Managers, and such Manager or Managers shall have no right to receive, such Manager's Transaction Fee; and provided, further, that in such case the Apollo Transaction Fee shall be increased by an amount equal to the Transaction Fee of the Manager or Managers that fail to make their respective Commitments. Subject to the foregoing, the Transaction Fees shall be paid to each Manager, and the reimbursement of Apollo's out-of-pocket expenses shall be paid to Apollo, by the Companies within three business days following the Closing.

        2.6    Expenses.    In addition to the fees to be paid to the Managers under Sections 2.1, 2.2, 2.4 and 2.5 hereof, the Companies shall pay to, or on behalf of, the Managers, promptly as billed, an amount equal to all out-of-pocket expenses incurred by the Managers in connection with the services requested by the Companies to be provided by such Manager pursuant to the terms of this Agreement. Such expenses shall include, among other things, fees and disbursements of counsel, travel expenses, word processing charges, messenger and duplicating services, telephone and facsimile expenses and other customary expenditures.

3.    Term.

        3.1    Termination.    This Agreement shall terminate on the fifth anniversary of the date hereof; provided, however, that this Agreement shall, beginning on the fourth anniversary of the date hereof, be automatically renewed for successive two-year terms if there has been no Qualified IPO (as such term is defined in that certain Stockholders' Agreement dated as of the date hereof between Holding and its stockholders); and provided, further, that in connection with a Qualified IPO, the Companies, acting at the direction of a majority of the disinterested directors thereof, shall have the option of terminating this Agreement upon payment to each Manager then performing services of the net present value of any Annual Fees, calculated at a 10% discount rate, that would otherwise be payable to such Managers absent such termination for the remainder of the five-year original term or a two-year renewal term, as applicable and; and provided, further, that notwithstanding any such renewals this Agreement shall terminate at latest on the tenth anniversary of the date hereof.

        3.2    Survival of Certain Obligations.    Notwithstanding any other provision hereof, the obligations of the Companies to pay amounts due with respect to periods prior to the termination hereof pursuant to Section 2 hereof and the provisions of Sections 4 and 5 hereof shall survive any termination of this Agreement; provided, however, that if, pursuant to Section 2.2 hereof, NRDC no longer has the right to receive the NRDC Annual Fee, it will not be paid any further monthly payments of such fee and the related increase in the Apollo Annual Fee contemplated by Section 2.1 hereof shall begin on the next monthly payment of the Apollo Annual Fee.

4.    Decisions and Authority of Managers.

        4.1    Limitation on the Managers' Liability.    The Companies reserve the right to make all decisions with regard to any matter upon which the Managers have rendered their advice and consultation, and there shall be no liability of the Managers for any such advice accepted by the Companies pursuant to the provisions of this Agreement.

        4.2    Independent Contractor.    The Managers shall act solely as independent contractors and shall have complete charge of their respective personnel engaged in the performance of the Services. As an independent contractor, each Manager shall have authority only to act as an advisor to the Companies and shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon the Companies or to obtain or incur any right, obligation or liability on behalf of the Companies. Nothing contained in this Agreement shall constitute the Managers or any of their respective partners or members or any of their affiliates, investment managers, investment advisors or partners a partner of or joint venturer with the Companies.

5.    Indemnification.

        5.1    Indemnification; Reimbursement of Expenses.    The Companies shall: (a) indemnify each Manager and each of their respective partners and members and their respective affiliates, investment managers, investment advisors and their respective affiliates, and the partners, directors, officers, employees, agents and controlling persons of the Managers and their respective partners and their affiliates (collectively, the "Indemnified Parties"), to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject, directly or indirectly caused by, related to or arising out of the Services or any other advice or services contemplated by this Agreement or the engagement of the Manager pursuant to, and the performance by the Managers of the Services contemplated by, this Agreement; and (b) promptly reimburse each Indemnified Party for all costs and expenses (including reasonable attorneys' fees and expenses), as incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party, whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Companies and whether or not resulting in any liability.

        5.2    Limited Liability.    The Companies shall not be liable pursuant to Section 5.1 hereof with respect to a Manager to the extent that such loss, claim, damage, liability, cost or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Manager's willful misconduct or gross negligence. The Companies further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Companies, holders of their securities or their creditors related to or arising out of the engagement of the Managers pursuant to, or the performance by the Managers of the Services contemplated by, this Agreement.

6.    Miscellaneous.

        6.1    Assignment.    None of the parties hereto shall assign this Agreement or the rights and obligations hereunder, in whole or in part, without the prior written consent of Apollo. Subject to the immediately preceding sentence, this Agreement will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right hereunder or by virtue hereof.

        6.2    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts made and performed within the State of Delaware without regard to principles of conflict of laws.

        6.3    Joint and Several Obligations.    The obligations of the Companies under this Agreement are the joint and several obligations of Linens and Holding. The obligations of the Managers are several and not joint.

        6.4    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any such terms, provisions, covenants and restrictions which may be hereafter declared invalid, illegal, void or unenforceable.

        6.5    Entire Agreement.    This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all written or verbal representations, warranties, commitments and other understandings with respect to the subject matter of this Agreement prior to the date of this Agreement.

        6.6    Further Assurances.    Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary to consummate the transactions contemplated by this Agreement. The parties agree to take such further action and to deliver or cause to be delivered any additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the agreements and transactions contemplated hereby.

        6.7    Attorneys' Fees.    In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by a court of competent jurisdiction, shall be entitled to recover reasonable and documented attorneys' fees in addition to any other available remedy.

        6.8    Headings.    The headings in this Agreement are for convenience and reference only and shall not limit or otherwise affect the meaning hereof.

        6.9    Amendment and Waiver.    This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by each of the parties hereto.

        6.10    Counterparts.    This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

Companies
LINENS HOLDING CO.
By:	Name: Title:
LINENS 'N THINGS, INC.
By:	Name: Title:
Managers
APOLLO MANAGEMENT V, L.P.
By:	Name: Title:

Signature Page to Management Services Agreement

NRDC LINENS B LLC
By:	Name: Robert C. Baker Title: Managing Director
-and -
By:	Name: William Mack Title: Managing Director
SILVER POINT CAPITAL FUND INVESTMENTS LLC
By:	Name: Title:

Signature Page to Management Services Agreement

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MANAGEMENT SERVICES AGREEMENT